                                                                    EXHIBIT 10.2

*Certain information in this document has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                 BRAVO COMPANY
                              1111 STEWART AVENUE
                           BETHPAGE, NEW YORK 11714




Salon.com
706 Mission Street, 2/nd/ Floor
San Francisco, CA 94103

Ladies and Gentlemen:

         This letter shall confirm the terms of the agreement (the "Agreement") between Bravo Company ("Bravo") and Salon.com ("Producer") for the production by Producer of a series of half-hour weekly television shows to be aired on and over the BRAVO programming service (the "Service").

Production of Show.
Producer shall develop and produce a series of twenty-six (26) shows (the "First Season") about the arts based upon and consistent with the content, reputation and brand identity of Producer's on-line sites and with a written treatment and pilot approved by Bravo (the "Shows"), each such show to be a half-hour in length. The content and quality of the Shows shall be consistent with Bravo's program positioning and shall meet Bravo's programming and production guidelines. The parties shall reach mutual agreement as to the budget and production schedule for the pilot and the First Season of the series; provided, however, if such mutual agreement is not reached ninety (90) days prior to Producer's scheduled first rehearsal date, this Agreement shall terminate and all rights to the Shows shall revert to Producer. Producer shall submit a rough-cut pilot to Bravo for approval. If Bravo fails to approve the rough-cut pilot submitted by Producer, then Producer shall revise such pilot to incorporate Bravo's requests, at Producer's expense. If Bravo then fails to approve the final pilot as so revised by Producer, then Bravo may elect either to request Producer make further revisions to the pilot (at Bravo's expense) until such pilot is acceptable to Bravo, or to terminate this Agreement (in which case all rights to the Shows shall revert to Producer). Bravo shall advise Producer whether it approves the rough-cut pilot initially submitted within twenty-one (21) days after submission thereto within twenty-one (21) days after re-submission of the pilot to Bravo.

         (b) Producer shall have the right to produce the Shows at the studio of Metro Channel at 481 Eighth Avenue, New York, New York. If Producer elects to produce the Shows at such studio, then Bravo shall cause Metro Channel LLC ("Metro") to make available to Producer Metro Channel's production and post-production facilities at such studio for the production of the Shows, without charge to Producer, on days and at times mutually acceptable to the parties; provided, however, that all such facilities made available to Producer shall be full service and shall include, without limitation, full multi-camera, audio and lighting packages, production offices, videotape and audio record machines, post-production facilities (including audio post-production), studio director, assistant director, stage managers, editors, and all accompanying below-the-line personnel necessary for Producer to produce and deliver a weekly half-hour episodic television show meeting the mutually agreed upon budget, schedule, and the technical requirements set forth in Section A, and the content and quality requirements of Bravo as set forth above in Section 1(a). Bravo shall also cause Metro to use best efforts to make members of Metro's production staff at such studio reasonably requested by Producer available to Producer. Producer shall be responsible for all other costs and expenses related to the production of the Shows; provided, however, that Bravo shall use reasonable efforts to provide Producer with access to, or assist Producer in negotiating, any pre-production, production, or post-production related agreements necessary to produce the Shows at the same rates and under the same terms and conditions as such facilities, supplies, or personnel are provided to Bravo. Bravo shall be afforded the opportunity to provide input during the production of each Show and shall have editorial approval with respect to each Show. The parties contemplate that Producer shall deliver the pilot to Bravo within six (6) months from the date hereof, and that the first Show shall be Exhibited on the Service not later than six (6) months after the approval, if any, of the pilot by Bravo provided that Producer shall deliver the Shows to Bravo in accordance with the delivery requirements set forth in Section 7(a), all subsequent episodes comprising the First Season are to be aired on a regularly scheduled weekly basis, but in no case shall the 26th episode of the First Season be aired later than the thirtieth (30th) week following the premiere airing of the first episode.

Rights Granted.
Producer hereby grants to Bravo the following rights:

the exclusive right and license to exhibit, distribute, transmit, display, exploit, project and perform (collectively, to "Exhibit") the First Run of the First Season of the Shows in the United States, its territories and possessions (the "U.S. Territory") by any and all means of television transmission and delivery (but in no case via the Internet), whether now known or hereafter developed (Television Distribution"), and on and over the Service. Subject to Bravo's approval rights set forth herein, each of the Shows shall be Exhibited by Bravo on the Service at least [****] during the premiere week, with at least one (1) such exhibition between [****] (the "First Run"). The parties contemplate that the premiere of each episode of the Shows shall be Exhibited on the Service on a consecutive weekly regularly scheduled basis in the order received from the Producer, subject to Bravo's overall scheduling requirements and constraints.

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

the exclusive right and license to Exhibit the First Run of the First Season of the Shows in Latin America including Mexico, Central America, the Caribbean and South America (the "Latin American Territory") by Television Distribution, and on and over Bravo's programming service currently called "Film & Arts" or any successor thereto (the "Latin American Service").

the exclusive right and license to Exhibit the First Run of the First Season of the Shows in Canada by Television Distribution, and the exclusive right to sublicense any or all of the Shows for Television Distribution in Canada (including without limitation the right to sublicense the Shows to Chum Limited ("Chum") for exhibition on and over the programming service currently called BRAVO! or any successor thereto with which Chum is associated).

the exclusive right and license to Exhibit the First Run of the First Season of the Shows by Television Distribution in any other country or territory not described above.

the exclusive right and license to sublicense the First Run of the First Season of the Shows for Television Distribution on and over any programming service owned or operated by any affiliate of Bravo.

For purposes of this Agreement the "Licensed Territories" are the U.S. Territory, Canada, Latin American Territory, Latin American Service, and any other territories in which Bravo is licensed to distribute the Shows pursuant to this Agreement.

The rights granted to Bravo herein shall include the right to use the Shows for
(i) not-for-profit educational purposes, including, but not limited to, the right to authorize off-air taping for such purposes, (ii) audience and marketing testing, (iii) sponsor/advertiser screening and (iv) reference and file purposes; provided, however, that no clips or segments of the Shows may be incorporated into any "clip show" or "best of" program or sold to any third party without Producer's prior written approval. The gross proceeds from such distribution of the Shows shall be shared between Bravo and Producer on a 50/50 basis.

Bravo shall have the right to promote each of the Shows in any manner or media, including without limitation, the right to use and license others to use Producer's name, the title of, trailers created for and excerpts from each Show (including audio portions only) and the name, voice and likeness of and any biographical material concerning all persons appearing in or connected with each such Show for the purpose of advertising, promoting and/or publicizing each such Show, Bravo and the program services on which the Show is Exhibited (except that Bravo shall not have the right to use same as an endorsement of any other product or service); provided, however, that Bravo shall make reasonable efforts to promote the Shows in at least as favorable a manner, media, and number of exposures as it promotes its most favored regularly scheduled programs aired in the same or adjacent time slots. Bravo and its permitted sublicensees shall also have the right to include their respective name, trademark and logo in each of the Shows to identify Bravo or such sublicensee as the exhibitor of the Shows.


* Certain information in this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Without limiting any of the rights granted to Bravo hereunder, all Exhibition, promotion, advertising, marketing, editing and other rights granted to Bravo herein shall apply to the Service, the Latin American Service, Canada, any other permitted territory and to any sublicensee permitted hereunder; provided, however, that to the extent Bravo exercises its right to distribute the Shows, Bravo's obligations to promote the Shows, as set forth in Section 2(c) above, shall extend in full to the Licensed Territories.

All other rights with respect to the Shows not expressly granted herein are reserved by Producer; including, without limitation, the right to distribute the Shows (i) in any and all markets not included in the Licensed Territories, (ii) in any market in the Licensed Territories in which Bravo has not entered into an Agreement to premiere the Shows in the Licensed Territories within forty-five
(45) days of its premiere in the US. Territory, and (iii) in any and all Licensed Territories, countries, or television markets throughout the world following the forty-five (45) day exclusive period after Bravo's premiere of any individual episode.

To the extent Bravo has such resources and rights, Bravo shall make reasonable efforts to provide Producer access to, and use of, subject only to any out-of-pocket costs, all of Bravo's stock music, film, and video tape footage, solely for inclusion in the Shows, unless Bravo shall have a reasonable basis for keeping such resources proprietary.

License Fee. Except as set forth in Section 2(b), no license fee, production fee or any other fee shall be payable by Bravo to Producer in connection with the production of the Shows or for the rights granted by Producer to Bravo pursuant to this Agreement.

Holdback. Producer represents and warrants that Bravo's Exhibition of each Show shall be the worldwide premiere of such Show in any media; provided, however, that Bravo shall first Exhibit each Show throughout the Licensed Territories within forty-five (45) days of delivery to Bravo by Producer, else Producer shall be free to premier such Show in any media in any territory.

Exhibitions. With respect to each Show, Bravo shall have the right to [****]. The term "Exhibition Day" shall mean any 24-hour period.

Credits. The name of the Shows shall include a reference to "Salon.com" in a form approved by each party. All credits, including the size and placement thereof, shall be subject to Bravo's approval. Producer shall receive a "Produced by" credit in the main titles in connection with each of the Shows. At the opening of each Show, there will be a "Bravo Original Production" billboard. In addition, Bravo shall have the right to designate persons to receive "Executive in Charge of Production" credit in the end credits.

Delivery Requirements.
All materials for the first Show to be Exhibited hereunder shall be delivered at least four (4) weeks prior to the start of such Show's scheduled exhibition date. Assuming the content of the subsequent Shows is topical in nature, the materials for each such Show shall be delivered at least two (2) weeks prior to the start of each such Show's scheduled exhibition date. Delivery shall be made to Bravo, c/o Rainbow Network Communications, 35 North Tyson Avenue, Floral Park, New York 11001, and shall remain in Bravo's possession throughout the term of this Agreement. In addition, for each Show delivery shall include (i) one closed caption transfer; and (ii) a complete and accurate music cue sheet for music contained in such Show. Delivery shall not be deemed complete unless and until the Shows are delivered in accordance with this Section 7 and meet the technical specifications set forth in Schedule A attached hereto.
                                      ----------

         (b) At least four (4) weeks prior to the scheduled exhibition date applicable to the first Show to be Exhibited hereunder (two (2) weeks prior to such date for each subsequent Show), Producer shall provide Bravo with available promotional materials including, without limitation, color or black-and-white slides, transparencies, captioned photographs, brochures, a synopsis and description of such Show, a complete list of credits, biographies of key talent, electronic press kits and any trailers and featurettes created for such Show. Promotional materials should be delivered to the attention of Ms. Dina Persampire, Bravo Company, 1111 Stewart Avenue, Bethpage, New York 11714-3581.


* Certain information in this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Editing: Bravo shall have the right to cut, edit, dub, alter and modify the Shows, but solely as may be necessary to comply with local or national broadcast standards or any other applicable laws or standards (including obscenity laws or standards), to meet with scheduling and timing requirements, to create promotional materials and/or to insert commercial material, and to authorize any person to do the foregoing.

Representations and Warranties:  Producer represents and warrants that:

All materials delivered by Producer hereunder will be either original or licensed for use by the parties which own or control such rights, and no part of such materials or the exhibition, promotion or other use of each of the Shows by Bravo will violate or infringe on any rights whatsoever of any person or entity.

With respect to the non-dramatic public performance rights to musical compositions contained in each Show, such rights shall be (i) (A) with respect to the U.S. Territory, controlled by ASCAP, BMI or SESAC, in which event Bravo shall be solely responsible for paying any fees required to be paid to any such performing rights society, (B) with respect to Canada, controlled by SOCAN, in which event, Bravo shall be solely responsible for paying any fees required to be paid to such performing rights society should Bravo elect to supply any of the Shows to Chum pursuant to Section 2(a)(iii) hereof and (C) with respect to the Latin American Territory or any other territories in which Bravo distributes the Shows, Producer shall not be responsible for paying any fees required to be paid to any performing rights societies; (ii) controlled by Producer and not available from a performing rights society, in which case such rights are granted herein; or (iii) in the public domain.

Producer has full right, power and authority to enter into this Agreement and to render all of the services and satisfy all of the obligations to be rendered and satisfied, respectively, by it hereunder, and there are no claims, facts or circumstances existing or pending which would prevent Producer's full performance of its obligations hereunder.

Producer's performance hereunder will not be hindered, prevented or adversely affected by the pendency or occurrence of year 2000 or any other date or calendar-related data.

The provisions of this Paragraph 9 will survive termination or expiration of this Agreement.

Insurance: Throughout the period commencing on the date hereof and terminating no earlier than the expiration of this Agreement (or in the case of the insurance described in clause (c) below, terminating after the last exhibition of a Show by Bravo hereunder) the Producer shall provide and maintain, in full force and effect, at its own cost and expense:

workers compensation coverage for statutory limits and employer's liability coverage for New York State;

comprehensive general liability insurance for a combined bodily liability, property damage and personal injury limit of at least $1,000,000 per occurrence; and

producer's liability (errors and omissions) insurance that covers any and all claims arising out of or relating to (i) errors and omissions relating to media liability or (ii) the exhibition of the Shows pursuant to this Agreement. Such policy shall be written on an occurrence basis and shall be in the amount of at least $1,000,000 for any one claim arising out of a single occurrence and $3,000,000 in each annual policy period.

         Producer shall furnish Bravo with certificates of insurance evidencing the existence of said insurance coverage, naming Bravo as an additional insured. No such policy may be cancelled or materially modified without Bravo's prior approval, such approval not to be unreasonably withheld. Indemnification:
Producer shall indemnify, defend and hold harmless Bravo, its partners, officers, affiliates, licensees and sublicensees, from any claim, liability, loss or damage, including reasonable attorneys' fees and disbursements (collectively, "Losses"), caused by or arising out of any breach or, in connection with a third party claim, alleged breach of any representation, warranty, covenant or agreement of Producer or the exhibition or promotion of the Shows pursuant to this Agreement. Bravo shall indemnify, defend and hold harmless Producer, its officers, directors and affiliates from any Losses caused by or arising out of any breach or, in connection with a third party claim, alleged breach of any representation, warranty, covenant or agreement of Bravo hereunder. The provisions of this Paragraph 11 will survive termination or expiration of this Agreement.

Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9 OF THIS AGREEMENT, PRODUCER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS, CONDITIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

Advertising. Each of Bravo and Producer shall have the right to sell two (2) minutes of commercial announcement time per each half-hour Show and to retain all revenue derived therefrom. Bravo shall also have the right to make available to distributors one (1) minute of commercial announcement time per each half-hour Show and to exploit any such time not sold by distributors. Any commercial advertisement provided to or inserted in the Shows by Producer shall not violate the right of privacy of or constitute a libel or slander against or violate or infringe any law, trademark, trade name, patent, copyright or any literary, artistic, dramatic or other right of any person or entity. Producer's use and exploitation of the commercial time in the Shows available to it hereunder shall be subject to and in accordance with such rules and restrictions, of which Producer has received or from time to time may receive written notice, as may be promulgated by Bravo. Neither party shall have the right to sell commercial announcement time in any of the Shows to any business operated by a third party which the other party reasonably believes is a competitor of such other party. Bravo shall assist Producer in selling such advertising by providing information and materials which it provides to other marketers of advertising.

Term. Except as otherwise expressly provided in Section 1(a) hereof, the exclusive rights granted to Bravo pursuant to Section 2 hereof shall terminate with respect to a particular Show forty-five (45) days after the initial Exhibition of such Show by Bravo hereunder, after which such rights shall continue on a non-exclusive basis; provided that after the expiration of Bravo's exclusive rights with respect to a particular Show, Producer shall not provide any third party with the right to exploit such Show for other than fair market value for the rights so provided during the term of the Agreement; provided, however, that such fair market value may include barter. If the average of the Nielsen ratings for each of the premiere airings of each of the Shows of the First Season is at least two-thirds (2/3) of the average of the Nielsen ratings for Bravo for the day-part during the period each of the Shows is exhibited by Bravo, then, at Producer's sole and exclusive option, Producer shall produce one
(1) additional series of twenty-six shows in accordance with the terms of this Agreement (the "Additional Shows") and Bravo shall have the same rights hereunder with respect to such Additional Shows as are granted to Bravo hereunder with respect to the Shows.

Miscellaneous:

Producer acknowledges that this Agreement constitutes an agreement whereby Bravo is engaging Producer as an independent contractor and not an employee of Bravo, and in no event shall this Agreement be construed to create any employment, agency or joint venture relationship between the parties.

This is an Agreement for the services of Producer. Accordingly, Producer may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Bravo, and any assignment by Producer in violation of the terms hereof shall be void ab initio and of no force or effect. Either party may freely assign the Agreement and any rights and obligations hereunder to a purchaser of all or substantially all of the business or assets of the relevant party.

Producer acknowledges and agrees that Producer will be responsible for all taxes (e.g. payroll taxes) (other than any sales tax or income tax payable by Bravo in connection with Bravo's distribution and exhibition of the Shows for which Bravo shall be solely responsible) and other amounts imposed by any governmental entity in connection with the services rendered by Producer hereunder.

Producer acknowledges that Bravo is not a party to any collective bargaining agreement with any guild or union which may claim jurisdiction over the services to be rendered hereunder and that Bravo will have no obligation with respect to Producer's status or the status of any independent contractor engaged by Producer or any employee of Producer or any such independent contractor as a guild or union member or for any payments which may be required by any such guild or union.

This Agreement, together with the Registration Rights Agreement, the Stock Purchase Agreement and the Website Content Agreement, dated the date hereof, between Salon and Bravo, set forth the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings and agreements (whether written or oral) related hereto. This Agreement may not be modified, amended or waived except in a writing signed by both parties.

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

This Agreement shall be governed by the laws of the State of New York applicable to agreements entered into and wholly performed therein without regard to its choice of law provisions, and each party hereby consents to the jurisdiction of any state or federal court located in the State of New York.

In the event that Producer should determine to seek any recourse, action or claim to which it may be entitled under or by reason of this Agreement, Producer hereby agrees that any such recourse, action or claim shall extend only to Bravo and not to any of Bravo's partners.

Bravo shall cause Metro to discuss with Producer the possibility of Metro and Producer jointly developing programming based upon the content of Producer's on-line sites for exhibition on Metro Channel.

         (i) Each Party acknowledges that the proprietary information of the other party which it knows or has reason to know is considered confidential by the Disclosing Party ("Confidential Information") ("Discloser") and this
                       ------------------------
Agreement is trade secret to, and constitutes confidential information of the Discloser. The receiving party ("Recipient") therefore agrees to maintain such
                                 ---------
items secret and in confidence for the Discloser, using no less than reasonable care, and shall not disclose any of these items to any persons other than employees of Recipient with a need to know, without the prior written consent of the Discloser. Unauthorized use or disclosure of Discloser's confidential information may cause irreparable harm to the Discloser, and the Recipient agrees that the Discloser shall have the right to seek and obtain injunctive relief to enforce the terms of this Agreement.

         (ii) The confidentiality and non-disclosure obligations of the Parties set out in this Section 14(i) shall not apply to the extent of Confidential Information that either:

               (A) Becomes lawfully available to the general public from a source other than by a breach of this Agreement;

               (B) Is lawfully obtained by the obtaining party from a third party or parties unconnected with Recipient, as applicable, without breach of any confidentiality obligations;

               (C) Is obtained by the obtaining party with the Discloser's written approval; or

               (D) Is disclosed under operation of the law or to establish the rights of either party under this Agreement, provided that that party obligated
                                             -------------
to make such disclosure gives the other party prompt notice of such intended disclosure to allow such other party to attempt to narrow or prevent such disclosure.

Any and all notices or other information to be given by one of the parties to the other shall be deemed sufficiently given when forwarded by certified mail (receipt requested), facsimile transmission or hand delivery to the other party at the following address:

If to Bravo:      ____________________________
                  ____________________________
                  Attn:_______________________
                  Fax No: ____________________

                  With a copy to:
                  ____________________________
                  ____________________________
                  ____________________________
                  Attn:_______________________
                  Fax No: ____________________

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If to Salon.com:

                  Salon.com
                  706 Mission Street
                  2nd Floor
                  San Francisco, CA  94103
                  Attn: Chief Financial Officer
                  Fax No: (415) 882-8780

                  With a copy to:

                  Mark F. Radcliffe, Esq.
                  Gray, Cary, Ware & Freidenrich LLP
                  400 Hamilton Avenue
                  Palo Alto, CA   94301
                  Fax No:  (650) 327-3699

and such notices shall be deemed to have been received on the first business day following the day of such facsimile transmission or hand delivery, or on the fifth business day following the day of such forwarding by certified mail. The address of either Party may be changed at any time by giving ten (10) business days' prior written notice to the other Party in accordance with the foregoing.

If any term of this Agreement is found to be invalid, illegal or unenforceable, in whole or in part, by a body of competent jurisdiction, that term shall be deemed severed from this Agreement to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term of the Agreement.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right hereafter to insist upon strict adherence to that term or any other term of this Agreement.

Except for the obligation to make payments hereunder, nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental action, failure of suppliers, earthquake, or any other reason where failure to perform is beyond the reasonable control of the non-performing party.

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

         The submission of this Agreement to Producer or its agent or attorney for review or signature does not constitute an offer to Producer. This instrument shall have no binding force or effect until its execution and unconditional delivery by both parties hereto. If you are in agreement with the foregoing, please sign in the space provided below, whereupon this letter shall become a binding agreement between Bravo and Producer.



                                                      Sincerely,

                                                      BRAVO COMPANY


                                                      By: /s/ Josh Sapan
                                                      -----------------------
                                                      Chief Executive Officer

ACCEPTED AND AGREED:

SALON.COM


By:/s/ Michael O'Donnell
------------------------
Chief Executive Officer

SCHEDULE A
----------

TECHNICAL REQUIREMENTS

This document describes the technical requirements for program materials to be used by Bravo Company for origination of television programming. All specifications shown herein apply to Betacam SP 1/2" tapes.

FORMAT FOR VIDEO SUBMASTER

Information shall be recorded on Betacam SP Metal long cassette format only. Each cassette shall have fifteen seconds of color black followed by one minute of split-field color bars (EIA or SMPTE standard) at the head of the tape. Color bars shall be followed by one minute of color black prior to program information. The end of program material of each reel shall transition directly to color black. Color black shall continue until the end of the tape.

The program shall be uninterrupted on any reel. No extraneous information, such as slugs or countdown clocks shall be contained within the program.

There shall be no overlap of program material between reels.

Where programs are broken into more than one reel, there shall be a minimum of one second of audio without dialogue at the end of the first reel and the beginning of the second (third or fourth). This will allow transitions between reels without disturbing dialogue.

Color bar video information shall be accompanied by 1 kilohertz audio tone at +4 dBm on all audio tracks. During the color black portions of the tape all audio tracks shall be silent with the exception of time code.

Both color and monochrome programs shall meet EIA RS170A standards for levels and timing of signal components. Monochrome programs shall contain color burst at its customary location.

Color programs shall use NTSC encoding techniques, except where the master tape is recorded in component video. In this case color difference signals should be used, if possible. These color differences signals (Y, R-Y, B-Y) shall adhere to Sony Betacam format with respect to level and timing.

A standard VITS signal (FCC 73.670) should be recorded on each reel, if available.

If closed caption is included, it shall appear on line 21 of field 1 of the vertical blanking interval.

All program audio shall be fully mixed.

Where possible, program audio should be recorded in stereo. All program materials should be specifically labeled regarding: stereo audio, mono audio, close captioning, subtitled, etc. Audio channels 1 and 3 should have identical information on them and audio channels 2 and 4 should have identical information on them.

SMPTE standard 80-bit, longitudinal, drop-frame time code shall be recorded on the time code track. It shall be recorded continuously from the beginning of the reel to the end, with 1:00:00(00) appearing at the first frame of program video (2:00:00(00) for reel 2, 3:00:00(00) for reel 3, etc.).

Vertical interval time code need not be recorded. If VITC is recorded, it shall exactly match the longitudinal drop-frame time code. Any discrepancy between VITC and LTC, or any break or jump in the VITC shall be cause for rejection of program materials.

Peak white shall be 100 IRE units, with excursions not to exceed 104 IRE units for specular highlights. Black shall be maintained at a nominal level of 7.5 IRE, with minimum negative excursions not to exceed -5 IRE. The minimum unweighted signal to noise ratio shall be 50dB.

Differential phase shall not exceed 2 degrees and differential gain shall not exceed 2 percent.

                                      58